EXHIBIT 5.1

COHEN & RICHARDSON, LLP

2321 Rosecrans Avenue, Suite 4210

El Segundo, California 90245

January 12, 2010

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

 Silverhill Management Services, Inc. - Amendment No. 3 to the Registration Statement on Form S-1

_______________________________________________

Gentlemen:

I have been requested by Silverhill Management Services, Inc., a Delaware corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-captioned Amendment No. 3 to the Registration Statement (the "Registration Statement") covering an aggregate of 727,000 shares (the "Shares") of the Company's common stock, offered on behalf of certain selling stockholders.

In connection with this opinion, I have examined the Registration Statement and the Company's Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been legally issued, validly issued and are fully paid and non-assessable.

I render no opinion as to the laws of any jurisdiction other than the States of New York and Delaware.  The undersigned and his firm, Cohen & Richardson, LLP, hereby consents to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Opinions" in the Registration Statement and in the prospectus included in the Registration Statement. I confirm that, as of the date hereof, I own 44,000 shares of the Company’s common stock which are included in the Prospectus and no other securities of the Company.

Very truly yours,

/s/ Eric W. Richardson

Eric W. Richardson of Cohen & Richardson, LLP